Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Orient Paper, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3/A (Amendment No. 1) (No. 333-223160) of Orient Paper, Inc. of our report dated April 17, 2018, relating to the consolidated financial statements of Orient Paper, Inc. and its subsidiaries and variable interest entity (collectively referred to as the "Company") which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

For the purpose of the aforesaid Form S-3/A, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

San Mateo, California

June 11, 2018